Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
ANNOUNCES CO-CHIEF INVESTMENT OFFICER APPOINTMENTS AND PROVIDES A NOTE REPURCHASE UPDATE

SEAN JOHNSON AND GREG HANDLER TO SERVE AS INTERIM CO-CHIEF INVESTMENT OFFICERS; ADDITIONAL CONVERTIBLE NOTES REPURCHASED BY THE COMPANY

Pasadena, CA, December 31, 2020 – Western Asset Mortgage Capital Corporation (the “Company”) (NYSE: WMC) announced today that the Board of Directors of the Company has appointed Sean Johnson and Greg Handler to serve as interim Co-Chief Investment Officers effective January 8, 2021.

Mr. Johnson currently serves as Deputy Chief Investment Officer of the Company and has been an integral part of the Company's investment team since its initial public offering in 2012. He joined Western Asset Management Company, LLC (“Western Asset”) in 1995; he is a portfolio manager and a member of Western Asset’s Mortgage and Consumer Credit team, bringing over 31 years of investment management experience.

Mr. Handler is Co-Head of the Mortgage and Consumer Credit team at Western Asset and has been investing in the mortgage sector for more than 18 years. His contributions have been instrumental to Western Asset’s mortgage credit program. Mr. Handler joined Western Asset in 2002; he is a lead portfolio manager on Western Asset’s dedicated mortgage portfolios and a member of Western Asset’s US Broad Strategy Committee.

“We are pleased to welcome Greg and Sean to their expanded roles at the Company. They both have strong track records at Western Asset and are well suited to lead the investment team at WMC. We will continue to pursue our investment strategy to position the Company in the most attractive sectors of the mortgage market by drawing on the breadth and depth of Western Asset's Mortgage and Consumer Credit team,” said Jennifer W. Murphy, President and Chief Executive Officer of the Company.

Harris Trifon has resigned from his position as Chief Investment Officer (“CIO”) of the Company effective January 8, 2021 to pursue another opportunity. Mr. Johnson, Mr. Handler, and Mr. Trifon will work closely to ensure a smooth transition of the investment program. Western Asset will conduct a search of both internal and external candidates for a successor CIO of the Company.

“We are very grateful to Harris for his years of service, and we wish him all the best in his future endeavors,” Ms. Murphy added.

Additionally, the Company announced that, during the fourth quarter of 2020, as part of its ongoing initiative to strengthen its balance sheet, it purchased an additional $10 million of its 6.75% Convertible Senior Notes (the “Notes”) at an approximate 13% discount to par value. This brings the Company’s total Notes repurchased in the fourth quarter to $25 million in aggregate principal amount. Following these repurchases, as of December 30, 2020, the Company had $175 million aggregate principal amount of Notes outstanding.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets consisting of Residential Whole Loans, Commercial Loans, Non-Agency CMBS, Non-Agency RMBS, GSE Risk Transfer Securities and to a lesser extent Agency RMBS, Agency CMBS and ABS. The

Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Franklin Resources, Inc. Please visit the Company’s website at www.westernassetmcc.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute "forward-looking statements" For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity. Other factors are described in Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

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